Exhibit 99.1

NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.
ANNOUNCE LICENSE AGREEMENT TO DEVELOP
ORAL FORMULATION OF INSULIN FOR DIABETES
CEDAR KNOLLS, NJ, December 21, 2010 — Emisphere Technologies, Inc. (OTC BB: EMIS) and Novo Nordisk A/S (NYSE: NVO) today announced that they have entered into an exclusive Development and License Agreement to develop and commercialize oral formulations of Novo Nordisk’s insulins, which have the potential of treating diabetes, using Emisphere’s Eligen® Technology. This is the second license agreement between the two companies. The first agreement, for the development of oral formulations of GLP-1 receptor agonists, was signed in June 2008, with a potential drug currently in a Phase I clinical trial.
The Insulin agreement includes $57.5 million in potential product development and sales milestone payments to Emisphere, of which $5 million will be payable upon signing, as well as royalties on sales. Further financial details of the agreement were not made public.
“This is an encouraging agreement on a promising technology for oral administration of proteins. We are delighted to continue working with Emisphere and their Eligen® Technology. It fits very well with Novo Nordisk’s strategy within diabetes research”, said Peter Kurtzhals, Senior Vice President, Diabetes Research Unit at Novo Nordisk.
“This extended partnership with Novo Nordisk is important for Emisphere for several reasons, said Michael V. Novinski, President and Chief Executive Officer of Emisphere. To date, our collaboration with Novo Nordisk has been productive, and today’s agreement has the potential to offer significant new solutions to millions of people with diabetes worldwide. Finally, it also serves to further validate our Eligen® Technology.”
Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, sometimes called carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.
About Novo Nordisk
Novo Nordisk is a global healthcare company with 87 years of innovation and leadership in diabetes care. The company also has leading positions within haemophilia care, growth hormone therapy and hormone replacement therapy. Headquartered in Denmark, Novo Nordisk employs approximately 30,100 employees in 76 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on NASDAQ OMX Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit novonordisk.com.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on the unique and improved delivery of therapeutic molecules or nutritional supplements using its proprietary Eligen® Technology. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is www.emisphere.com.

For more information, please contact:

Novo Nordisk A/S

Media:	Investors:
Katrine Sperling	Klaus Davidsen
Tel: (+45) 4442 6718	Tel: (+45) 4442 3176
krsp@novonordisk.com	klda@novonordisk.com

Kasper Roseeuw Poulsen
Tel: (+45) 4442 4471
krop@novonordisk.com

Jannick Lindegaard
Tel: (+45) 4442 4765
jlis@novonordisk.com

In North America:	In North America:
Lori Moore	Hans Rommer
Tel: (+1) 609 919 7991	Tel: (+1) 609 919 7937
lrmo@novonordisk.com	hrmm@novonordisk.com

Emisphere Technologies, Inc.

Media:	Investors:
Karen A. Kelsch	Michael R. Garone
Tel: (+1) 973-532-8101	Tel : (+1) 973-532-8005
kkelsch@emisphere.com	mgarone@emisphere.com
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on November 12, 2010 .